Exhibit 10.21
RETIREMENT AGREEMENT AND RELEASE

This Retirement Agreement and Release (this “Agreement”) is dated as of February 22, 2021 (the “Effective Date”). Global Industrial Services Inc. (“Employer” or “Company”) and Robert Dooley, an individual over 18 years of age, capable of entering into contracts, together with his heirs, executors, personal representatives, administrators, successors, and assigns (“Employee” or “you”), agree that:
1.    Last Day of Employment. Employee’s last day of employment with Employer is April 3, 2021 and separation of such employment by retirement will be effective at 12:01 am (the “Retirement Date”).

During the period between the Effective Date and the Retirement Date (the “Term”), you will continue to report to work as regularly scheduled and perform your normal duties consistent with prior practice, as well as transition certain fundamental responsibilities as directed by the Company.

If your employment is terminated by the Company for cause before the Retirement Date or if you resign (with or without Company consent) before the Retirement Date, you agree the Company will not enter into the Consulting Agreement (as defined below).

Through the Term, your employment will continue to be subject to the Company’s regular employment policies and practices, your annual base salary and any applicable unpaid 2020 bonus amounts in accordance with the normal payroll procedures of the Company and regular employment benefits as in place today will remain the same and you will be paid your base salary in accordance with the normal payroll procedures of the Company.

2.    Consideration. As express consideration for Employee’s execution of and compliance with the terms of this Agreement and the execution of the short period release set forth in Exhibit A on the Retirement Date (the “Short Form Release”) and provided you have not exercised your right to revoke the Short Form Release within seven days of its execution, Employer agrees to enter into a four year consulting agreement with you dated April 3, 2021 (the form of which is attached hereto as Exhibit B) and to be executed concurrently with the effective time of separation of employment by retirement on the Retirement Date pursuant to Section 15(e) hereof (the “Consulting Agreement”). The Consulting Agreement includes a yearly payment of $250,000 for the services set forth therein and a yearly payment of $35,000 as a health care stipend to assist Employee in the payment of his health costs and health insurance.

If Employee is enrolled, Employee’s medical and dental insurance coverage will continue until the last day of the month in which Employee’s employment terminates. If Employee properly and timely elects to continue medical and/or dental group insurance coverage under the Company’s Employee Benefits Plan in accordance with the continuation requirements of COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), Employee may be entitled to elect to continue such COBRA coverage for the remainder of the COBRA eligibility period, at Employee’s own expense. Employee will receive information from Aetna on how to continue this insurance; it is Employee’s responsibility to coordinate continuation coverage with Aetna. If during the COBRA eligibility period, Employee becomes employed by a third party and is eligible for coverage under the group benefits plan of the new employer, Employee must notify the Employer in writing of such new employment so that the Employer receives such notification prior to the commencement of this employment. Such notice shall be delivered to Systemax Inc., Attn: Benefits Department, 11 Harbor Park Drive, Port Washington, NY 11050.

3.    No Payment Absent Execution of and Compliance with this Agreement. Employee acknowledges there is no obligation on the part of the Employer to provide all the monies and benefits specified in Section 2, and such payments constitute consideration for Employee’s performance of Employee’s obligations hereunder. Employee understands and agrees that Employee would not receive the all monies and/or benefits specified in Section 2 above, except for Employee’s execution of this Agreement and the fulfillment of the promises contained herein which shall be indicated by Employee signing and returning this Agreement as provided below.

4.    General Release of Claims.

    a.     As a material inducement to Employer to enter into this Agreement and to make the payments and grant the benefits described herein, Employee knowingly and voluntarily and irrevocably and unconditionally releases and forever discharges Employer, its parent, past and present corporations, insurers, affiliates, subsidiaries, divisions, successors, and assigns, and their respective affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, accountants, officers, directors, shareholders, partners, limited partners and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, and their current and former employees, officers, directors, attorneys, accountants, and agents thereof (hereafter collectively referred to as “Releasees” together with those more fully identified below in Section 4b), of and from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever (“claims”) that Employee has or may have, known or unknown, against Releasees as of the date of execution of this Agreement by Employee, including, but not limited to:

The Age Discrimination in Employment Act of 1967, as amended, including by the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Fair Labor Standards Act, 29 U.S.C. § 201, et seq. The Employee Retirement Income Security Act of 1974, as amended; The Consolidated Omnibus Reconciliation Act; The Immigration Reform and Control Act, as amended; The American with Disabilities Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act, as amended; The Sarbanes-Oxley Act of 2002, as amended; The Fair Credit Reporting Act; The Uniform Services Employment and Reemployment Rights Act, as amended; The National Labor Relations Act, as amended; The Equal Pay Act, as amended The Genetic Information Nondiscrimination Act of 2008; The Wisconsin Fair Employment Act (Wis. Stat. Ann. §§ 111.31 to 111.395); The Wisconsin Wage Claim and Payment Law (Wis. Stat. Ann. §§ 109.03 and 109.09); The Wisconsin Business Closing and Mass Layoff Law (Wis. Stat. Ann. §§ 109.07 and 109.075); The Wisconsin Family and Medical Leave Law (Wis. Stat. Ann. § 103.10); The Wisconsin Personnel Records Statute (Wis. Stat. Ann. § 103.13); The Wisconsin Employment Peace Act (Wis. Stat. Ann. §§ 111.01 to 111.19); The Georgia Fair Employment Practices Act; The Georgia Equal Employment for Persons with Disabilities Code; The Georgia Equal Pay Act; The Georgia Prohibition of Age Discrimination in Employment Act; The Georgia Equal Employment for People with Disabilities Code; The Georgia Discriminatory Wage Practices Based on Sex Act; The New York State Human Rights Law; The New York State Human Rights Law (NYSHRL); The New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Civil Rights Law; Section 125 of the New York Workers' Compensation Law; Article 23-A of the New York Correction Law; Any Ordinances in the Nassau County, New York, Code; The Nevada Revised Statutes, Chapter 608 - Compensation, Wages And

Hours; The Nevada Revised Statutes, Chapter 613 - Employment Practices; The New Jersey Law Against Discrimination; The New Jersey Family Medical Leave Act; The New Jersey Conscientious Employee Protection Act; The New Jersey Wage and Hour Law; The New Jersey Worker's Compensation Act; The New Jersey Equal Pay Act; The New Jersey Civil Union Act; The New Jersey Smoking Law; The Texas Labor Code including the Texas Payday Act; The Texas Anti-Retaliation Act; Chapter 21 of the Texas Labor Code; The Texas Whistleblower Act; the Georgia, Nevada, Wisconsin, New York, New Jersey, Texas or United States Constitutions; any other federal, state, or local civil or human rights law or any other local, state, or federal law, regulation or ordinance that may be legally waived and released; any public policy, contract (oral or written, express or implied), tort, or common law; or any claim for adding injunctive relief, costs, fees, or other expenses including attorney’s fees incurred in these matters.

    b.    The “Releasees” under this Agreement include, but are not limited to, Systemax Inc.; Global Equipment Company Inc.; Global Industrial Services Inc.; Global Industrial Distribution Inc.; Avenue Industrial Supply Company Limited;; Nexel Industries Inc.; C&H Distributors, LLC; Industrial Supplies.com LLC; Global Industrial Holdings Inc.; C&H Distribution Holdings, Inc.; and SYX Services Private Limited, and each of their respective officers directors and employees; (collectively, the “Affiliates”).

    c.     Employee does intend to and hereby waives any and all claims arising from or relating to your employment with the Company and/or the separation of employment by retirement with the Company including but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or expressed or implied covenants of good faith, and any and all claims of wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, or any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorney’s fees, costs, disbursement or expenses of any kind whatsoever.

    d.    Employee does not hereby waive or release any rights or claims which may arise (w) from facts and circumstances arising in the future after the date that this Agreement is executed by Employee, including without limitation any claims for breach of this Agreement and/or any claim for indemnification under applicable Delaware law and/or under the Company’s Articles of Incorporation, (x) under his Consulting Agreement with the Company, (y) under his existing stock option or restricted stock agreements with the Company listed on Attachment 1 to Exhibit B hereto as modified by the Company as described therein (collectively, the “Equity Agreements”) or (z) any applicable coverage under any directors’ and officers’ liability insurance policy.

    e.    Employee understands and agrees that he has up twenty-one (21) days after receipt of this Agreement to consider whether to sign and date this Agreement.

5.    Acknowledgments and Affirmations.

a.    Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Employer or the Releasees anywhere in the world.

c.    Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or other state or local leave or disability accommodation laws.

d.    Employee further affirms that Employee has no known workplace injuries or occupational diseases.

e.    Employee also affirms that Employee has not divulged any proprietary or confidential information, or trade secrets, of Employer or the Releasees and will continue to maintain the confidentiality of such information in perpetuity consistent with Employer’s policies and Employee’s agreement(s) with Employer, the Releasees, and/or statutory and common law. Employee confirms he in compliance with the confidentiality/non-solicitation agreement entered into by Employee in connection with Employee’s initial hiring by the Employer.

f.    Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Employer, the Releasees, or their officers, including any allegations of corporate fraud.

g.    Employee understands that this Agreement does not limit your right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made on behalf of Employee, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

h.     Employee acknowledges that Employee’s benefits hereunder, and the Employer’s obligations to make payments hereunder, shall be terminated upon Employee’s breach of any covenant or obligation contained in this Agreement and/or in any exhibits hereto; notwithstanding such termination, the General Release and other obligations of Employee hereunder shall survive any such termination. The foregoing shall be in addition to, and not in limitation of, any of the Employer’s rights and remedies, including, without limitation, those of specific performance and equitable remedies, at law and/or pursuant to any exhibits hereto.

i.    Employee further affirms that after the Retirement Date, the Employee will not represent himself as being an employee, officer, attorney, agent or representative of the Employer or any other Affiliate for any purpose. Without limiting the foregoing, the Employee specifically agrees to update any and all social media accounts the Employee accesses, uses or maintains to reflect the fact that the Employee is no longer employed by the Employer within three days of the Retirement Date. For purposes of this Section, social media accounts include but are not limited to Facebook, LinkedIn, Twitter and Four Square.
6.    Accrued Salary; PTO Pay. Regardless of whether Employee executes this Agreement, the Employer (a) shall pay Employee any accrued, but unpaid, base salary for services rendered through the last day of employment and (b) shall pay Employee any earned, but unused, PTO days for the period prior to the date Employee’s employment terminates, in accordance with Company policy. These payments shall be less all applicable withholdings for federal, state and local income taxes, Social Security, and all other customary withholdings. Except as provided in this Agreement, Employee shall not be entitled to any other sum of money or benefits from the Employer. Payment of all compensation and benefits specified in this Agreement shall be subject to all legally required and customary withholdings.

7.    Flexible Spending Accounts – Health Care and Dependent Care. If Employee has participated in these accounts, deductions will cease with Employee’s last paycheck. If Employee is enrolled in the health care FSA, contributions may continue on an after-tax basis through the end of the calendar year under COBRA. Dependent care FSA contributions cannot be continued.

8.     Life Insurance. Employee’s basic and voluntary life and accidental insurance will continue until the last day of the month in which Employee’s employment terminates. Conversion/portability applications are available upon request from Human Resources and payment must be submitted to the insurance company within 31 days after the life insurance is terminated.

9.    Disability. State mandated and voluntary short and long term disability will end on the last day of the month in which Employee’s employment terminates.

10. 401(k) PLAN. Fidelity will send Employee information regarding Employee’s 401(k) plan distribution options. If Employee has questions regarding these options, please contact Fidelity at 1.800.835.5097.

11.Stock Options; Restricted Stock. Any stock options or restricted stock previously granted to Employee by the Employer pursuant to the Equity Agreements shall continue to be governed by their terms, as set forth in the Systemax Inc. 2010 Long Term Incentive Plan and under the Equity Agreements as modified by the Company as described in Attachment 1 to Exhibit B hereto, giving effect to the consultancy being entered into simultaneously with the effectiveness of the cessation of employment by the Company on April 3, 2021 referred to above and without break in service. Employee acknowledges that, subject to his consultancy arrangement, there is otherwise a time limit for the exercise of vested options following separation of employment by retirement, after which time the options will lapse and not be exercisable. If Employee has questions regarding these options, please contact TD Ameritrade at (800) 598-2635.

12.Employee Stock Purchase Plan. In accordance with the terms of the Systemax Inc. 2018 Employee Stock Purchase Plan (the “ESPP”), if Employee is a participant in the ESPP, then upon the Retirement Date the Employee is deemed to have withdrawn from the ESPP and any contributions that have not yet been used to purchase shares of Systemax Inc. common stock will be returned to Employee through payroll within 30 days following the Retirement Date.

13.Job References. All future reference checks regarding Employee’s employment with the Company will be routed through the Human Resource Department for response. Employer’s policy is to respond only to requests submitted in writing for employment references, and to provide neutral references, that is, only most recent job title and dates of employment.

14.Unemployment Compensation. Employee may be eligible for unemployment compensation after Employee’s employment is terminated. For further details, please contact your local unemployment office.

15.Covenants.

a.     The parties acknowledge and agree that Systemax Inc. will file a Form 8-K with the Securities and Exchange Commission within four (4) business days of the Effective Date announcing that Employee has retired and attaching this Agreement as an exhibit. Notwithstanding such public disclosure, Employee specifically agrees not to accept, initiate, or participate in any discussion with the media, and not to make any statements concerning this Agreement, the circumstances therein, or circumstances of Employee’s employment or retirement with any press or media representative. The Employee agrees to indemnify and hold harmless the Company from and against any loss, damage, expense, cost or liability (including legal fees and expenses) incurred by the Company relating to any gross misconduct, illegal or wrongful actions or omissions, or any conduct which violates any material policy of the Company, of Employee which occurred or occurs during his employment with the Company.

b.     Employee agrees that it is a material condition of this Agreement that Employee complies with the terms of the confidentiality, non-solicitation and assignment agreement executed by Employee in connection with the commencement of Employee’s employment (the “Confidentiality, Non-Solicitation and Assignment Agreement”), which is hereby incorporated by reference herein. Employee agrees that if Employee is in material breach of any covenant contained in the agreement as of the last day of employment with the Employer or any time thereafter, Employee shall not be entitled to any payment pursuant to Section 2 of this Agreement (or if payments have commenced, any continued payment). Employee agrees not to disclose any proprietary or confidential information acquired as a result of Employee’s employment with the Company. Generally, any information which has not been announced in mailings, published in magazines or newspapers, or made public in some other way is considered confidential. Although the following list is not exhaustive, it highlights some examples of the types of information that must not be disclosed: operating and strategic plans; intellectual property development (such as proprietary technologies being developed by the Company); client lists; vendor lists; pricing policies; financial data such as sales volumes, profit margins, customer or vendor price quotations, sales costs, market studies; marketing plans; new or existing processes or product development; regulatory information and communications; acquisition or joint ventures, including any involving technology or software; and information concerning new products or services and/or potential new products or services. In addition, Employee is not permitted to disclose any legally privileged information (whether oral, written, or in other tangible form), such as communications subject to the Attorney-Client privilege or Attorney-Work Product Doctrine.

c.     Effective as of the end of the Consulting Term (as defined in the Consulting Agreement) or the end of the Term, whichever is later, Employee shall return to Employer, all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control (such as reports, files, memoranda, documents, business records, identification badges, corporate credit cards, PDAs, laptop computers, and any other equipment, software and other physical or personal property, tangible or intangible, which Employee received or prepared in connection with Employee’s employment hereunder); and effective as of the end of the Consulting Term or the end of the Term, whichever is later Employee will not retain any copies, duplicates, reproductions or excerpts thereof after the date on which they are required to be surrendered hereunder. Effective as of the Retirement Date, Employee affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises, and that Employer is not in possession of any of Employee’s property.

d.     Effective as of the end of the Consulting Term or the end of the Term, whichever is later, Employee acknowledges and agrees that Employee will no longer be authorized to access the Employer’s communication systems including, but not limited to, voice mail, electronic mail (e-mail), Internet services, facsimile (fax) machines, computers, software, telephones and any other communication equipment or systems of the Company. Employee further acknowledges and agrees that Employer is authorized to implement and Employee hereto consents to Employer implementing, a remote electronic deletion/wipe of any of Employee’s personal device(s), such as cell phones, tablets, laptops or computers, that contains Company e-mail and/or confidential information, at any time, without further notice and Employee understands and agrees that such remote electronic deletion/wipe may result in the erasing of any and all personal information, residing on the device(s) and Employee is responsible for backing up and saving any such personal information prior to the Company effecting the remote electronic deletion/wipe.

e. The Company hereby undertakes, covenants and agrees that subject to Employee being in compliance with his obligations hereunder and under his Employment Agreement, including during the period from the date hereof through the Retirement Date, and being in compliance with the Company’s material policies (and likewise executing the Consulting Agreement), on the Retirement Date the Company shall enter into the Consulting Agreement and be bound thereby effective as of 12:01 am on the Retirement Date.

16.No Disparagement. It is a material condition of this Agreement that Employee not make, repeat, authorize, or permit any statements, comments, remarks, or publications of any type or of any nature (orally, electronically, or in writing) which tend to adversely affect, libel, slander, disparage or actually disparage or expose to hatred, contempt or ridicule (a) the reputation of Employer or the Releasees; (b) any of their services, affairs, or operations; or (c) any of its past or present customers, directors, officers, employees, representatives or agents (collectively, “Disparaging Remarks”) at any time now or in the future. This includes, but is not limited to, Disparaging Remarks as to any events, circumstances, occurrences, interactions, transactions, observations, or dealings of any kind, licit, allegedly illicit, or otherwise. Further, Employee expressly waives and forever relinquishes such rights if any, that Employee may have to make or publicize any Disparaging Remarks. Further, the Company agrees that neither it nor any executive of the level of vice president or higher or member of the Board of Directors will make any Disparaging Remarks about the Employee, provided that this prohibition shall not apply to truthful statements made in response to any legal, administrative or regulatory proceeding, subpoena or inquiry.

17.Cooperation. Employee agrees to fully cooperate with and use Employee’s best efforts during normal business hours to answer any questions any representative of the Employer may have concerning the Employer’s operations. In addition, Employee shall fully cooperate with the Employer and its attorneys in connection with any litigation matter, Employer investigation, or governmental, regulatory or stock exchange investigation involving the Employer or any of its current or former employees.

18.Non-Solicitation. Employee agrees that during the during the term of the Consulting Agreement and for one year following the termination of the Consulting Agreement, Employee will not either directly or indirectly solicit, induce, recruit, hire, employ, engage as a consultant, or encourage any of the employees of the Employer or any of its Affiliates to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Employer or any of the Affiliates, either for Employee or any other person or entity. In addition, Employee will not either directly or indirectly solicit or induce customers and vendors to change their existing relationships with the Employer or any of the Affiliates or reduce the amount of business done with the Employer or any of the Affiliates.

19.Non-Competition. Employee acknowledges and agrees that: (i) Employee's services rendered to the Company are of a special and unique character; (ii) that Employee obtained knowledge and skill relevant to the Company's industry, methods of doing business, and marketing strategies by virtue of Employee's employment and if Employee were to become employed by, or substantially involved in, the business of a Competitor following the termination of Employee's employment with the Company, it would be very difficult for Employee not to rely on or use the Company's trade secrets and confidential information; and (iii) that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company. Employee further acknowledge that: (i) the amount of the Employee's compensation reflects, in part, Employee's obligations and the Company's rights under this Agreement; (ii) that Employee has no expectation of any additional compensation, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) that Employee will not be subject to undue hardship by reason of Employee's full compliance with the terms and conditions of this Agreement or the Company's enforcement thereof. Therefore, Employee agrees that during the during the term of the Consulting Agreement and for one year following termination of the Consulting Agreement, Employee shall not directly or indirectly engage in, be employed by, own, manage, operate, provide financing to, control or participate in the ownership, management or control of, or otherwise have an interest in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, representative, subcontractor, agent or otherwise), any Competitor of the Company within the Company’s Territory, except for ownership of less than 1% of a publicly-traded company. For purposes of this Section, “Competitor” shall mean (i) any company and/or its affiliates that engage in the sale of industrial equipment, supplies and products in the Territory and (ii) specifically each of the companies listed below as “Competitors”. For purposes of this Section, “Territory” shall mean the United States and Canada. The following companies (including affiliates and subsidiaries within the same controlled group of corporations) are “Competitors” in the “Territory” as defined in this Section: W. W. Grainger, Inc. (including Zoro and other divisions), MSC Industrial Direct Co., Inc., Amazon Supply, Northern Tool & Equipment Company, Inc., Uline, Inc., Fastenal Co., HD Supply, Supply Basket, LLC (a/k/a SupplyBasket.com), Ferguson Enterprises, Inc., McMaster-Carr Supply Company, National Business Furniture, W.B. Mason and webstaurantstore.com. Employee acknowledge that each of the foregoing companies is a Competitor and Employee further acknowledge that this list is not an exclusive list of Competitors and is not intended to limit the generality of this Section.

20.Governing Law and Interpretation; Litigation Forum. This Agreement shall be governed by, constructed and enforced in accordance with the laws of the State where you are based, without regard to conflicts of law principles. Any action of proceeding by either party to enforce this Agreement shall be brought only in any in accordance with the Mutual Dispute Resolution Agreement, dated as of January 17, 2019 between Employee and the Company.
21.No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration provided hereunder shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

22.Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
23.Entire Agreement. This Agreement and the Consulting Agreement if entered into sets forth the entire agreement between the Parties hereto, and fully supersedes any prior oral or written agreements or understandings between the Parties, except that if Employee is a party to an employment or other written agreement with Employer, then any post-employment covenant or restriction contained therein (for example, noncompetition, non-solicitation or other restrictive covenants, confidentiality provisions, and/or arbitration agreements) shall remain in full force and effect in accordance with its own terms. Employee acknowledges that Employee has not relied on any written or oral representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept and execute this Agreement, except for those set forth in this Agreement.
24.English Language Fluency Statement. Employee acknowledges and represents that Employee has sufficient English language fluency to fully comprehend the complete text and each and every term of this Agreement, and that, in case of any difficulty understanding any portion of this document Employee has had it explained to you and/or translated for you into Spanish or other language used primarily by Employee by a competent translator so that Employee fully comprehends the entire and complete content and meaning of what Employee is signing.
25.Counterparts. This Agreement may be signed in counterparts that together shall be deemed to comprise a single and complete Agreement, and the parties agree that a facsimile, photocopy, or scanned image of this Agreement, including, without limitation, any signature(s) or other marks thereon, shall be admissible in any judicial, administrative, or other proceeding related to this Agreement with the same weight and binding effect as an original.
26.Employment-at-Will. Neither this Agreement nor the payments set forth herein is a contract or guarantee of employment with the Company and they are not intended to change your status as an at-will employee. Your employment with the Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.
27.Compliance with Code Section 409A. The Company makes no representations or warranties regarding the tax implications of the compensation and benefits to be paid to the Employee under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”). It is the intention of the parties hereto that payments under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent any payments of money or other benefits due to the Employee under this Agreement could cause the application of an acceleration or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such acceleration or additional tax. To the extent any payments of money or other benefits due to the Employee under this Agreement could cause the application of an acceleration or additional tax under Section 409A, any references in this Agreement to the separation of the Employee’s employment by retirement shall mean his separation from service within the meaning of Section 409A. With respect to any payments due to the Employee as a result of the separation of his employment by retirement, if necessary to comply with Section 409A, and if the Employee is deemed on the date of retirement to be a “specified employee” within the meaning of that term under Section 409A, such payments shall be made as follows: (i) no payments shall be made for a six-month period following the date of retirement and (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-months period shall be paid in a lump sum six (6) months plus one (1) day following the date of retirement.
28.ADEA Disclosures. Being at least 40 years of age, Employee acknowledges and agrees that Employee has received the following information prior to signing this Agreement in accordance with the Age Discrimination in Employment Act of 1967 (ADEA), 29 U.S.C. §§ 621 et seq., as amended:
    A.    EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO twenty-one (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT. EMPLOYEE MAY CONTACT ANY LOCAL, STATE, OR FEDERAL GOVERNMENT AGENCY REGARDING THIS AGREEMENT.

B.    EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO GENERAL COUNSEL, LEGAL DEPARTMENT, AND STATE, “I HEREBY REVOKE MY

ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED OR SENT BY OVERNIGHT MAIL OR CERTIFIED MAIL TO GENERAL COUNSEL, LEGAL DEPARTMENT, 11 HARBOR PARK DRIVE, PORT WASHINGTON, NEW YORK 11050 AND RECEIVED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT. THIS AGREEMENT IS NOT EFFECTIVE UNTIL THE END OF THE SEVEN DAYS.

    C.    EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO twenty-one (21) CALENDAR DAY CONSIDERATION PERIOD.

    D.    EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES, KNOWN OR UNKNOWN. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE IS WAIVING HEREBY ALL RIGHTS TO ASSERT ANY CLAIMS FOR AGE DISCRIMINATION AGAINST THE RELEASEES IDENTIFIED IN SECTION 4(B) ABOVE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES MADE HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, THE UNDERSIGNED EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL THOSE CLAIMS THAT EMPLOYEE HAS OR MIGHT HAVE, KNOWN OR UNKNOWN, AGAINST THE RELEASEES AS MORE FULLY SET FORTH ABOVE.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EMPLOYEE	EMPLOYER

By: /s/ Donna Fielding
/s/ Robert Dooley
Employee's Signature	Name: Donna Fielding
Date: February 22, 2021	Title: SVP & Chief Human Resources Officer

Date: February 23, 2021

Exhibit A

General Release

This General Release is being entered into in connection with the retirement agreement and release (the “Retirement Agreement”) between Robert Dooley, an individual over 18 years of age, capable of entering into contracts, together with your respective heirs, executors, personal representatives, administrators, successors, and assigns (“Employee” or “you”) and Global Industrial Services Inc. (“Employer” or “Company”). Any capitalized words used but not defined herein shall have the meaning set forth in the Retirement Agreement

NOTICE: YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS GENERAL RELEASE. THEREFORE, PLEASE CONSIDER IT FOR UP TO TWENTY-ONE (21) DAYS BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS GENERAL RELEASE.

1.General Release of Claims. As a material inducement to Employer to enter into the Retirement Agreement and to make the payments and grant the benefits described therein, Employee knowingly and voluntarily and irrevocably and unconditionally releases and forever discharges Releasees, of and from any and all claims, agreements, causes of action, demands, or liabilities of any nature whatsoever (“claims”) that Employee has or may have, known or unknown, against Releasees as of the date of execution of this General Release by Employee, including, but not limited to:

The Age Discrimination in Employment Act of 1967, as amended, including by the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Fair Labor Standards Act, 29 U.S.C. § 201, et seq. The Employee Retirement Income Security Act of 1974, as amended; The Consolidated Omnibus Reconciliation Act; The Immigration Reform and Control Act, as amended; The American with Disabilities Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act, as amended; The Sarbanes-Oxley Act of 2002, as amended; The Fair Credit Reporting Act; The Uniform Services Employment and Reemployment Rights Act, as amended; The National Labor Relations Act, as amended; The Equal Pay Act, as amended The Genetic Information Nondiscrimination Act of 2008; The Wisconsin Fair Employment Act (Wis. Stat. Ann. §§ 111.31 to 111.395); The Wisconsin Wage Claim and Payment Law (Wis. Stat. Ann. §§ 109.03 and 109.09); The Wisconsin Business Closing and Mass Layoff Law (Wis. Stat. Ann. §§ 109.07 and 109.075); The Wisconsin Family and Medical Leave Law (Wis. Stat. Ann. § 103.10); The Wisconsin Personnel Records Statute (Wis. Stat. Ann. § 103.13); The Wisconsin Employment Peace Act (Wis. Stat. Ann. §§ 111.01 to 111.19); The Georgia Fair Employment Practices Act; The Georgia Equal Employment for Persons with Disabilities Code; The Georgia Equal Pay Act; The Georgia Prohibition of Age Discrimination in Employment Act; The Georgia Equal Employment for People with Disabilities Code; The Georgia Discriminatory Wage Practices Based on Sex Act; The New York State Human Rights Law; The New York State Human Rights Law (NYSHRL); The New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law); the New York Civil Rights Law; Section 125 of the New York Workers' Compensation Law; Article 23-A of the New York Correction Law; Any Ordinances in the Nassau

County, New York, Code; The Nevada Revised Statutes, Chapter 608 - Compensation, Wages And Hours; The Nevada Revised Statutes, Chapter 613 - Employment Practices; The New Jersey Law Against Discrimination; The New Jersey Family Medical Leave Act; The New Jersey Conscientious Employee Protection Act; The New Jersey Wage and Hour Law; The New Jersey Worker's Compensation Act; The New Jersey Equal Pay Act; The New Jersey Civil Union Act; The New Jersey Smoking Law; The Texas Labor Code including the Texas Payday Act; The Texas Anti-Retaliation Act; Chapter 21 of the Texas Labor Code; The Texas Whistleblower Act; the Georgia, Nevada, Wisconsin, New York, New Jersey, Texas or United States Constitutions; any other federal, state, or local civil or human rights law or any other local, state, or federal law, regulation or ordinance that may be legally waived and released; any public policy, contract (oral or written, express or implied), tort, or common law; or any claim for adding injunctive relief, costs, fees, or other expenses including attorney’s fees incurred in these matters.

    c.     Employee does intend to and hereby waives any and all claims arising from or relating to your employment with the Company and/or the separation of employment by retirement with the Company including but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or expressed or implied covenants of good faith, and any and all claims of wrongful discharge, defamation, invasion of privacy, violation of public policy, retaliation, mental distress or any other personal injury; any and all claims for back pay, front pay, or any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorney’s fees, costs, disbursement or expenses of any kind whatsoever.

    d.    Employee does not hereby waive or release any rights or claims which may arise (x) in the future after the date that this General Release is executed by Employee, including without limitation any claims for breach of the Retirement Agreement and this General Release and/or any claim for indemnification under applicable Delaware law and/or under the Company’s Articles of Incorporation, (y) under the Equity Agreements or (x) any applicable coverage under any directors’ and officers’ liability insurance policy.

    e.    Employee understands and agrees that he has up twenty-one (21) days after receipt of this General Release to consider whether to sign and date this General Release.

2.ADEA Disclosures. Being at least 40 years of age, Employee acknowledges and agrees that Employee has received the following information prior to signing the General Release in accordance with the Age Discrimination in Employment Act of 1967 (ADEA), 29 U.S.C. §§ 621 et seq., as amended:
    A.    EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS UP TO twenty-one (21) CALENDAR DAYS TO CONSIDER THIS GENERAL RELEASE. EMPLOYEE ALSO HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS GENERAL RELEASE. EMPLOYEE MAY CONTACT ANY LOCAL, STATE, OR FEDERAL GOVERNMENT AGENCY REGARDING THIS GENERAL RELEASE.

B.    EMPLOYEE MAY REVOKE THIS GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO GENERAL COUNSEL, LEGAL DEPARTMENT, AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE GENERAL RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED OR SENT BY OVERNIGHT MAIL OR CERTIFIED MAIL TO GENERAL COUNSEL, LEGAL DEPARTMENT, 11 HARBOR PARK DRIVE, PORT WASHINGTON, NEW YORK 11050 AND RECEIVED WITHIN SEVEN (7) CALENDAR DAYS

AFTER EMPLOYEE SIGNS THIS GENERAL RELEASE. THIS GENERAL RELEASE IS NOT EFFECTIVE UNTIL THE END OF THE SEVEN DAYS.

    C.    EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO twenty-one (21) CALENDAR DAY CONSIDERATION PERIOD.

    D.    EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES, KNOWN OR UNKNOWN. EMPLOYEE UNDERSTANDS AND AGREES THAT EMPLOYEE IS WAIVING HEREBY ALL RIGHTS TO ASSERT ANY CLAIMS FOR AGE DISCRIMINATION AGAINST THE RELEASEES IDENTIFIED IN SECTION 4(B) ABOVE.

HAVING ELECTED TO EXECUTE THIS GENERAL RELEASE, TO FULFILL THE PROMISES MADE HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, THE UNDERSIGNED EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE INTENDING TO WAIVE, SETTLE, AND RELEASE ALL THOSE CLAIMS THAT EMPLOYEE HAS OR MIGHT HAVE, KNOWN OR UNKNOWN, AGAINST THE RELEASEES AS MORE FULLY SET FORTH ABOVE.

The Parties knowingly and voluntarily sign this General Release as of the date(s) set forth below:

EMPLOYEE	EMPLOYER

By:

Employee's Signature	Name:
Date:	Title:

Date:

Exhibit B

Consulting Agreement

This Consulting Agreement (this “Agreement”) is made effective as of April 3, 2021 (the “Effective Date”), by and between Global Industrial Services Inc. (the “Company”) and Robert Dooley (“Consultant”) and __________, a single member limited liability company formed by Consultant (“Consulting Firm”).

1.Engagement of Services. Simultaneously with the Consultant’s ceasing to be an employee of the Company on April 3, 2021 pursuant to the Retirement Agreement and Release dated on or about February 22, 2021 between the Consultant and the Company (the “Retirement Agreement”), the Company desires to and hereby does engage Consultant through the Consulting Firm to provide certain transition and advisory services to the Company, particularly in his capacity as the former President of the Industrial Products Group (the “Services”) during the Consulting Term (as defined herein). Company shall request the scope of the work to be performed, but Consultant through the Consulting Firm shall have the ability to reasonably select the means, manner and method of performing these services. Consultant through the Consulting Firm agrees to use his commercially reasonable efforts to deliver the Services, and to give Company the benefit of his experience, knowledge, and skills. and including assistance with respect to legal matters (including investigations and litigations) arising in the future from events and circumstances that occurred during his tenure as an executive officer of the Company. In his performance of Services under this Agreement, Consultant through the Consulting Firm will comply with all applicable laws

2.Compensation. For his Services under section 1(a), during the Consulting Term Company shall pay Consulting Firm $250,000 each year payable on a bi-weekly basis. In addition, during the Consulting Term Company shall pay Consulting Firm $35,000 each year payable on a bi-weekly basis as a health care stipend to assist Consultant in the payment of his health costs and health insurance. For the avoidance of doubt, each year as noted above is calculated as: April 3, 2021 – April 3, 2022; April 3, 2022 – April 3, 2023; April 3, 2023 – April 3, 2024; and April 3, 2024 – April 3, 2025. Consulting Firm acknowledges that it will receive an IRS Form 1099-MISC from the Company, and that such fees will include all wages, personal expenses, insurance, and all local, state and Federal taxes, worker’s compensation insurance, medical insurance and similar expenses related to this Agreement. In addition, the equity grants listed on Attachment 1 hereto (the “Equity Agreements”) made to Consultant prior to the date hereof will vest or terminate, in whole or in part, in accordance with their existing terms, but giving effect to the consultancy hereby entered into simultaneously with the effectiveness of the cessation of employment by the Company referred to above and without break in service.

3.Term; Termination. This Agreement shall remain in effect from April 3, 2021 through April 3, 2025, unless extended by mutual written agreement of the parties, or unless earlier terminated as set forth herein (the “Consulting Term”). If either party believes that the other has materially breached this Agreement, a written notice will be sent describing the breach and providing the breaching party with thirty (30) days, after receipt of notice, to cure. If the breach is not cured within the thirty (30) day cure period, this Agreement may be terminated by the non-breaching party without any further obligation owed to the breaching party. In addition, the Company may terminate this Agreement and end the consultancy at any time if, while an employee or consultant for the Company, the Consultant engaged or engages in gross misconduct, illegal or wrongful actions or omissions, or conduct that violated or violates any written material policy of the Company.

1.Publicity. Neither party may issue a press release, public announcement, advertisement or other form of publicity concerning the existence of this Agreement or the terms of this Agreement without obtaining the prior written consent of the other party, provided that the Company may make disclosure pursuant to its obligations under applicable securities laws and regulations and/or requirements of the New York Stock Exchange.

5.
Independent Contractor Relationship. The relationship between the parties will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture or employer-employee relationship. Neither Consultant nor Consulting Firm is an agent of the Company and neither is not authorized to make any representation, contract or commitment on behalf of the Company.

6.
Enforceability. The parties agree that, if the scope or enforceability of this Agreement is in any way disputed at any time, a court or other trier of fact may make modifications necessary to correct any unreasonable or unlawful terms and enforce the parties’ intent to the maximum extent that is under the circumstances existing at that time.

7.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action of proceeding by any party to enforce this Agreement shall be brought only in any in accordance with the Mutual Dispute Resolution Agreement, dated as of January 17, 2019 between Consultant and the Company.

8.
Indemnification. The Company hereby confirms to the Consultant that pursuant to the Company’s Certificate of Incorporation (Article NINTH, section 2(b)), the Consultant shall be indemnified and held harmless by the Company in connection with his role as a Consultant hereunder to the fullest extent permitted by Delaware law, and the Company shall extend to the Consultant the rights of indemnification provided under said Article NINTH to the extent provided to directors of the Company.

9.
Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all oral or written agreements or understandings between the parties as to the subject matter of this Agreement. This Agreement may be changed only by a writing signed by all parties.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the date set forth above.

COMPANY	CONSULTANT

By:	By:
Name:	Name:
Title:	Title:

CONSULTING FIRM

By:
Name:
Title:

Attachment 1

Equity Agreements (as of the date of the execution of the Retirement Agreement)

•Restricted Stock Option Agreement dated March 1, 2012: 5,000 shares vest on March 1, 2021 and 5,000 shares vest on April 3, 2021.
•Non-Qualified Option Agreement dated March 1, 2012, expiration date March 1, 2022 (exercise price $16.43 per share): 20,348 shares vested, exercise period for all vested shares shall expire on March 1, 2022
•Non-Qualified Option Agreement dated February 1, 2016, expiration date February 1, 2026 (exercise price $6.01 per share): 5,000 shares vested, exercise period for all vested shares shall expire on April 3, 2022 (one year from the Retirement Date (as defined in the Retirement Agreement)).
•Non-Qualified Option Agreement dated December 14, 2016, expiration date December 14, 2026 (exercise price $6.65 per share): 37,500 shares vested, exercise period for all vested shares shall expire on April 3, 2022 (one year from the Retirement Date (as defined in the Retirement Agreement)).
•Performance-Based Restricted Stock Unit Agreement dated January 17, 2019: 10,630 unvested performance-based restricted stock units, such units will continue to vest in accordance with the terms of the Performance-Based Restricted Stock Unit Agreement dated January 17, 2019 during the Consulting Term.
•Non-Qualified Option Agreement dated January 17, 2019, expiration date January 17, 2029 (exercise price $23.72 per share): 15,900 shares vested, exercise period for such vested shares shall expire on April 3, 2022 (one year from the Retirement Date (as defined in the Retirement Agreement)); 15,899 shares will continue to vest in accordance with the terms of the Non-Qualified Option Agreement dated January 17, 2019 during the Consulting Term (i.e., 7,950 shares vest on December 31, 2021 and 7,949 shall vest on December 31, 2022, exercise period for all vested shares shall expire as of the end of the Consulting Term.
•Performance-Based Restricted Stock Unit Agreement dated February 21, 2020:  5,851 unvested performance-based restricted stock units; such units will continue to vest in accordance with the terms of the Performance-Based Restricted Stock Unit Agreement dated February 21, 2020 during the Consulting Term.
•Non-Qualified Option Agreement February 10, 2020, expiration date February 10, 2030 (exercise price $23.65 per share): 3,773 shares vested, exercise period for such vested shares shall expire on April 3, 2022 (one year from the Retirement Date (as defined in the Retirement Agreement)); 11,317 shares will continue to vest in accordance with the terms of the Non-Qualified Option Agreement dated February 10, 2020 during the Consulting Period (i.e., 3,773 shares vest on February 10, 2022, 3,772 shares vest on February 10, 2023 and 3,772 shares vest on February 10, 2024, exercise period for all vested shares shall expire as of the end of the Consulting Term.